Exhibit 99.3

REDL Intermediate
Holdings, LLC and
Subsidiaries
Consolidated Financial Statements
December 31, 2025 and 2024

REDL Intermediate Holdings, LLC and Subsidiaries

Table of Contents

December 31, 2025 and 2024

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Report of Independent Registered Accounting Firm

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Report Of Independent Registered Accounting Firm

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REDL Intermediate Holdings, LLC and Subsidiaries

Consolidated Balance Sheets

As of December 31, 2025, and 2024

(Dollars in thousands except unit and per unit data)

	December 31, 2025	December 31, 2024
Assets
Current assets
Cash and cash equivalents	$41,046	$48,525
Restricted cash	365	254
Accounts receivable	72,631	57,686
Contract assets	15,313	-
Prepaid expenses	2,644	2,468
Other current assets	2,413	1,176
Total current assets	134,412	110,109
Noncurrent assets
Property and equipment, net	17,080	10,737
Goodwill	353,685	353,685
Technology, net	172,727	217,087
Customer relationships, net	250,742	264,122
Trade name, net	496	736
Right-of-use assets, net	13,455	15,241
Other assets	4,017	1,358
Total assets	$946,614	$973,075
Liabilities, redeemable preferred units and members’ equity
Current liabilities
Accounts payable	$11,129	$2,428
Accrued expenses	8,947	7,028
Related party payable	1,855	7,606
Accrued employee bonuses	12,218	6,393
Income taxes payable	3,739	4,906
Operating lease liabilities, current	7,106	2,140
Deferred revenue, current	23,292	18,788
Long-term debt, net current	24,052	9,635
Earnout obligation, current	238,300	-
Other current liabilities	10,060	8,995
Total current liabilities	340,698	67,919
Noncurrent liabilities
Operating lease liabilities, noncurrent	8,180	13,245
Deferred revenue, noncurrent	89	737
Long-term debt, net of current portion	207,756	211,066
Deferred tax liability, net	53,547	55,833
Earnout obligation, noncurrent	-	269,600
Warrant liability	2,700	1,350
Total liabilities	612,970	619,750
Commitments and contingencies (Note 15)
Redeemable preferred units
Class P (252,402,492 issued and outstanding at December 31, 2025 and 2024)	378,604	378,604
Members’ equity
Class A (81,917,797 issued and outstanding, no par value at December 31, 2025 and 2024)	-	-
Class S (78,038,677 issued and outstanding, no par value at December 31, 2025 and 73,038,677 issued and outstanding, no par value at December 31, 2024)	-	-
Additional paid-in capital	13,416	-
Accumulated deficit	(58,376)	(25,279)
Total members’ equity	(44,960)	(25,279)
Total liabilities, redeemable preferred units and members’ equity	$946,614	$973,075

The accompanying notes are an integral part of these consolidated financial statements.

REDL Intermediate Holdings, LLC and Subsidiaries

Consolidated Statements of Operations

Years Ended December 31, 2025, and 2024

(Dollars in thousands except unit and per unit data)

	For the year ended December 31,
	2025	2024
Revenue
Product	$148,095	$35,991
Maintenance	54,278	2,087
Services	43,905	24,206
Total revenue	246,278	62,284
Cost of revenue
Product and maintenance cost (exclusive of depreciation and amortization)	36,828	4,161
Services cost (exclusive of depreciation and amortization)	13,252	17,314
Total cost of revenue (exclusive of depreciation and amortization)	50,080	21,475
Selling, general and administrative	76,491	14,302
Related party expenses	2,299	760
Research and development	82,916	3,455
Depreciation and amortization	63,732	6,182
Change in fair value of earnout obligation	(31,300)	-
Transaction costs	-	13,696
Transaction costs, related party	-	15,000
Total operating expenses	194,138	53,395
Operating income (loss)	2,060	(12,586)
Change in warrant liability fair value	1,350	-
Foreign currency loss	3,415	377
Interest expense, net	29,320	2,460
Other expenses	135	-
Loss before income tax expense (benefit)	(32,160)	(15,423)
Income tax expense (benefit)	937	(418)
Net loss	$(33,097)	$(15,005)

Net loss available to common unitholders	$(33,097)	$(149,869)
Weighted-average common units outstanding – Basic and diluted	157,456,474	85,499,732
Net loss per unit – Basic and diluted	$(0.21)	$(1.75)

The accompanying notes are an integral part of these consolidated financial statements.

REDL Intermediate Holdings, LLC and Subsidiaries

Consolidated Statements of Redeemable Preferred Units and Members’ Equity

Years Ended December 31, 2025, and 2024

(Dollars in thousands except unit and per unit data)

	Redeemable Preferred Units Class P		Member’s Equity	Class A	Class S	Additional Paid-In Capital	Accumulated Deficit	Total Members’ Equity
	Units	Amount	Amount	Units	Units	Amount	Amount	Amount
Balances at December 31, 2023	-	$-	$77,635	-	-	$-	$(3,683)	$73,952
Reorganization (Note 1)	-	-	(77,635)	81,755,797	-	77,635	-	-
Net loss	-	-	-	-	-	-	(15,005)	(15,005)
Rollover equity (Note 3)	-	-	-	-	73,038,677	47,000	-	47,000
Issuance of units	252,402,492	243,740	-	162,000	-	105	-	105
Fair value of replacement awards	-	-	-	-	-	3,533	-	3,533
Accretion of redeemable preferred units to redemption value	-	134,864	-	-	-	(128,273)	(6,591)	(134,864)
Balances at December 31, 2024	252,402,492	378,604	-	81,917,797	73,038,677	-	(25,279)	(25,279)
Net loss	-	-	-	-	-	-	(33,097)	(33,097)
Equity-based compensation	-	-	-	-	-	5,916	-	5,916
Equity contribution	-	-	-	-	-	2,500	-	2,500
Issuance of units	-	-	-	-	5,000,000	5,000	-	5,000
Balances at December 31, 2025	252,402,492	$378,604	$-	81,917,797	78,038,677	$13,416	$(58,376)	$(44,960)

The accompanying notes are an integral part of these consolidated financial statements.

REDL Intermediate Holdings, LLC and Subsidiaries

Consolidated Statements of Cash Flows

Years Ended December 31, 2025 and 2024

(Dollars in thousands except unit and per unit data)

	2025	2024
Cash flows from operating activities:
Net loss	$(33,097)	$(15,005)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	63,732	6,182
Loss on disposal of property and equipment	-	143
Deferred Taxes	(2,286)	(3,268)
Amortization of debt issuance costs	1,684	692
Paid-in-kind interest	552	-
Equity compensation	5,916	-
Non-cash operating lease expense	(1,230)	-
Amortization of warrant debt issuance costs	-	7
Change in earnout obligation fair value	(31,300)	-
Change in warrant fair value	1,350	-
Foreign currency (gain) loss, net	3,415	377
Changes in operating assets and liabilities, net of effects of business acquired
Accounts receivable	(17,173)	(13,152)
Contract assets	(15,783)	-
Prepaid expenses and other current assets	(1,413)	(1,304)
Other assets	(2,659)	(398)
Accounts payable	8,360	(898)
Accrued expenses	1,919	3,517
Accrued employee bonuses	5,450	6,352
Transaction expenses payable, related party	(7,606)	7,606
Income taxes payable	(1,167)	4,906
Deferred revenue	3,856	5,423
Right-of-use assets	3,311	764
Operating Lease liabilities	(439)	(360)
Related party payable	1,855	-
Other current liabilities	1,109	(13,323)
Net cash used in operating activities	(11,644)	(11,739)
Business acquisition, net of cash and restricted cash acquired (Note 3)	-	(389,708)
Purchase of property & equipment	(12,095)	(485)
Net cash used in investing activities	(12,095)	(390,193)

The accompanying notes are an integral part of these consolidated financial statements.

REDL Intermediate Holdings, LLC and Subsidiaries

Consolidated Statements of Cash Flows

Years Ended December 31, 2025 and 2024

(Dollars in thousands except unit and per unit data)

Cash flows from financing activities:
Equity Contribution	2,500	-
Cash received from issuing stock	5,000	243,740
Payment of seller note, related party	-	(17,500)
Retirement of promissory note, related party	(12,000)	-
Proceeds from promissory notes, related party	12,000	-
Payments on term loan	(11,500)	-
Proceeds from issuance of long term debt, net	12,000	230,000
Proceeds from revolver credit facility	10,000	-
Payment of debt issuance costs	(1,629)	(8,648)
Net cash provided by financing activities	16,371	447,592
Change in cash, cash equivalents and restricted cash	(7,368)	45,660
Cash, cash equivalents and restricted cash
Beginning of year	48,779	3,119
End of year	$41,411	$48,779

Reconciliation to the consolidated balance sheet
Cash and cash equivalents	41,046	48,525
Restricted cash	365	254
Total cash, cash equivalents and restricted cash	$41,411	$48,779

Supplemental cash flow information
Cash paid for interest	27,804	-
Cash paid for income taxes	4,843	44
Non-cash investing and financing activities
Business acquisition - Earnout obligation (Note 3)	(31,300)	269,600
Business acquisition - Rollover equity (Note 3)	-	47,000
Business acquisition - Replacement awards (Note 3)	-	3,533
Issuance of warrants (Note 9)	-	1,350
Operating lease right-of-use assets obtained in exchange for operating lease liabilities	1,534	4,254
Accretion of redeemable preferred units	-	134,864

The accompanying notes are an integral part of these consolidated financial statements.

REDL Intermediate Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

As of and For the Years Ended December 31, 2025 and 2024

1.	Business Description

AE Industrial Partners Fund III, LP (“AE”), a private equity fund affiliated with AE Industrial Partners, LP, a private equity firm focused on aerospace, defense, and government services, formed REDL Intermediate Holdings I, LLC (“Holdings I”) and REDL Ultimate Holdings, LP (the “Parent”) on December 21, 2022, to facilitate the acquisition of REDLattice, Inc., which owns a 100% equity interest in the operating entities (“REDLattice operating entities”). In connection with the Paragon acquisition and related internal reorganization, the Parent formed REDL Intermediate Holdings, LLC (“the Company”) on October 7, 2024, as a Delaware limited liability company. The Parent contributed its ownership interest in Holdings I to the Company in exchange for equity interests of the Company (the “Reorganization”). As a result of the Reorganization, the Company became the direct parent company of Holdings I. The reorganization transactions were treated as a combination of entities under common control as if the entities were combined at the beginning of the earliest period presented, with assets and liabilities transferred at their carrying amounts in a manner similar to a pooling of interests.

The Company’s headquarters are in Chantilly, Virginia. The Company is a mission-focused provider of technology and service solutions for non-kinetic effects primarily serving government customers. The Company delivers advanced cybersecurity and technology solutions to support mission-critical operations for customers in the U.S. and global national security, defense, intelligence and law enforcement communities. The Company’s offerings include proprietary products, advanced cyber tools and engineering services, with core capabilities in AI-assisted vulnerability research, reverse engineering, malware analysis, intelligence collection and offensive cyber operations. These solutions support the full lifecycle of cyber and intelligence operations, from data access and collection to analysis and operational deployment.

2.	Summary of Significant Accounting Policies

Basis of Presentation and Consolidation

The accompanying consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

In the notes to the consolidated financial statements, all dollar amounts in tables are in thousands of dollars unless otherwise indicated. Certain columns and rows in the consolidated financial statements and notes thereto may not add due to the use of rounded numbers.

Liquidity

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Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates, assumptions and judgements in certain circumstances that affect the reported amounts of assets, liabilities and contingencies as of the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates under different assumptions or conditions. The most significant of these estimates relate to the fair value of acquired assets and liabilities through business combinations, contingent liabilities related to earnout payments, warrants, equity compensation awards, incremental borrowing rate used in the measurement of lease liabilities, income taxes, costs to be incurred for certain Firm-Fixed-Price revenue arrangements, recoverability of long-lived assets and goodwill, and estimated standalone selling price of performance obligations for certain revenue arrangements. Estimates are based on past experience and other factors, including expectations of future events that we believe are reasonable under the circumstances. Actual results may differ from these estimates.

Cash, Cash Equivalents and Restricted Cash

The Company maintains cash, cash equivalents, and restricted cash in bank deposit accounts which at times may exceed the United States Federal Deposit Insurance Corporation (“FDIC”) coverage of $0.3 million per depositor. Restricted cash is required pursuant to the terms of certain lease arrangements. The Company considers all highly liquid instruments with a maturity of three months or less at the date of purchase to be cash equivalents.

Foreign Currency

The reporting and functional currency of the Company and all its subsidiaries is the U.S. dollar (“USD”). Transactions denominated in currencies other than the U.S. dollar are recorded at the exchange rate in effect at the date of the transaction. Gains and losses resulting from settlement and remeasurement of the foreign currency transactions into functional currency are included under Foreign currency loss in the Consolidated Statements of Operations.

Warrants

The Company evaluates warrants issued in connection with financing transactions to determine whether such instruments should be classified as liabilities or equity. Warrants are assessed under the applicable guidance in Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity, and ASC 815-40, Contracts in an Entity’s Own Equity. The warrants do not meet the requirements for equity classification and are recorded as liabilities at fair value on the issuance date and are subsequently remeasured to fair value at each reporting date, with changes in fair value recognized in the earnings.

Accounts Receivable

The Company generally records a receivable when revenue is recognized as the timing of revenue recognition may differ from the timing of payment from customers. Payment terms and conditions vary by contract, although terms generally include a requirement of payment within 0 to 90 days. The Company’s accounts receivable do not bear interest, and they are recorded at the invoiced amount less an allowance for any potentially uncollectable accounts under the current expected credit loss (“CECL”) impairment model (ASC Topic 326, Financial Instruments — Credit Losses). The Company presents the net amount of the financial instrument expected to be collected. The Company separately presents Contract assets (those with conditional rights to consideration based on anything other than the passage of time) from its Accounts receivable (those with unconditional rights to consideration) in Note 13.

The CECL impairment model requires an estimate of expected credit losses, measured over the contractual life of an instrument, which considers forecasts of future economic conditions in addition to information about past events and current conditions. Based on this model, the Company considers many factors, including the age of the balance, collection history, and current economic trends. Bad debts are written off after all collection efforts have ceased. Allowances for credit losses are recorded as a direct reduction from an asset’s amortized cost basis. Credit losses and recoveries are recorded in Selling, general and administrative in the Consolidated Statements of Operations. Recoveries of financial assets previously written off, if any, are recorded when received. As of December 31, 2025 and 2024, there was no allowance for credit losses, as its customer base consists primarily of government agencies and management does not expect material credit losses.

Concentration of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of Cash and cash equivalents, Contract assets and Accounts receivable. The Company’s cash is primarily held with major banks and financial institutions throughout the world. At times, cash balances may be in excess of the amount insured.

Refer to Note 13 for concentration of credit risk for Contract assets and Accounts receivable.

Property and Equipment, Net

Property and equipment is recorded at cost, except in the case of an acquisition of a business when it is recorded at fair value. Property and equipment is presented net of accumulated depreciation on the Consolidated Balance Sheets. Depreciation is calculated using the straight-line method over the following estimated useful lives:

Asset Classification	Useful Life
Computer equipment and software	3–7 years
Leasehold improvements	Term of the related lease or the life of the asset, whichever is shorter
Office furniture and equipment	3–14 years

Betterments, renewals, and extraordinary repairs that extend the life of an asset are capitalized. Expenditures for repairs and maintenance are expensed as incurred and recorded within Selling, general and administrative in the Consolidated Statements of Operations.

When assets are retired or otherwise disposed of, the cost and related accumulated depreciation and amortization are removed from the consolidated balance sheet and the resulting gain or loss is reflected in profit or loss.

Intangible Assets, Net

Intangible assets consist of assets acquired as part of business combinations and purchased in the course of normal business operations of the Company.

Intangible assets with definite useful lives are amortized as the Company consumes economic benefit over the estimated useful lives of the intangible assets. As of December 31, 2025 and 2024, intangible assets included in the Consolidated Balance Sheets are as follows:

Asset Classification	Useful Life
Technology	5 years
Customer relationships	20 years
Trade name	5 years

The Company has no intangible assets with indefinite lives.

Long-Lived Asset Impairment

In accordance with ASC Topic 360 Accounting for Impairment or Disposal of Long-Lived Assets (“ASC Topic 360”), long-lived assets (e.g., Property and equipment, Intangible assets, and Right-of-use assets) are reviewed for impairment, whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable.  An estimate of the related undiscounted cash flows over the remaining life of the long-lived asset is utilized in assessing whether an asset has been impaired with an impairment measured based upon the amount by which the carrying amount of the asset exceeds the fair value.

Leases

The Company is a lessee and recognizes its leases in accordance with ASU 2016-02, Leases (Topic 842). The Company determines if an arrangement is a lease at inception. Leases are classified at lease commencement as either operating or finance leases. The Company uses leases to obtain the use of office space and has determined all of its leases are operating in nature. Leases are recorded in Right-of-use assets, net and Lease liabilities (current and noncurrent) on the Consolidated Balance Sheets.

Operating lease liabilities are calculated as the present value of the future minimum lease payments as of the commencement date. Since most lease agreements do not provide an implicit rate, the Company uses its IBR as of the commencement date in estimating the present value of future payments. The IBR is the rate incurred to borrow on a collateralized basis over a similar term an amount equal to the lease payments in a similar economic environment. The IBR is determined considering macro-economic factors such as the specific interest rate curve based on the relevant term, as well as specific factors contributing to the Company’s credit spread. Lease terms, for the purpose of determining each lease’s present value, include options to extend or terminate the lease if it is reasonably certain that the Company will exercise that option. The Company has lease agreements with lease and non-lease components but has elected not to separate non-lease components of a contract from the lease component to which they relate. Operating lease costs are recognized on a straight-line basis over the expected lease term and included in Selling, general and administrative expense on the Consolidated Statements of Operations.

Short-term leases less than twelve months in length are not included in the determination of lease liabilities. Lease payments for short-term leases are recognized on a straight-line basis over the lease term and are included in Selling, general and administrative expense on the Consolidated Statements of Operations.

Operating right-of-use assets are initially measured based on the initial amount of the lease liability, adjusted for lease payments made at or before commencement, lease incentives received, and qualifying initial direct costs. Right-of-use assets are evaluated for impairment periodically whenever events or changes in circumstances indicate that related carrying amounts may not be recoverable from undiscounted cash flows.

Deferred Revenue

The Company structures its contracts with a mix of upfront and periodic billing (e.g., product revenue billed at inception, maintenance billed in advance or overtime, and services billed as performed). Contract liabilities (Deferred revenue) arise when the Company bills or receives payment before transferring goods or services. This is common for advance billing for maintenance, which is recognized as revenue as the related performance obligations are satisfied (e.g., straight-line over the support term).

Contract liabilities are recorded as Deferred revenue, current and Deferred revenue, non-current in the Consolidated Balance Sheets and recognized as revenue as the Company satisfies the underlying performance obligation.

Fair Value Measurements

Fair value is the price that would be received if an asset were sold or the price that would be paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants at the measurement date.

ASC 820, Fair Value Measurements, establishes a framework for measuring fair value. That framework specifies a fair value hierarchy that prioritizes the inputs used in valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions.

Certain of the Company’s accounting policies and disclosures require fair value measurements, for both financial and non-financial assets and liabilities, including:

(a)	Warrant liability

(b)	Acquisition of a business

(c)	Rollover equity

(d)	Earnout Obligation

When measuring the fair value of an asset or a liability, the Company maximizes use of relevant observable inputs and minimizes use of unobservable inputs. Fair values are categorized into different levels in a fair value hierarchy based on the inputs used in the valuation techniques as follows.

Level 1	Quoted prices for identical instruments in active markets;

Level 2	Inputs other than Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability; and

Level 3	Unobservable inputs for the asset or liability used to measure fair value that are supported by little or no market activity and that are significant to the fair value of the asset or liability at measurement date.

If the inputs used to measure the fair value of an asset or a liability fall into different levels of the fair value hierarchy, then the fair value measurement is categorized in its entirety in the same level of the fair value hierarchy as the lowest level input that is significant to the entire measurement.

Cash and cash equivalents, Restricted cash, Accounts receivable, Contract assets, Accounts payable, and Accrued expenses are reflected on the Consolidated Balance Sheets at amounts that approximate fair value because of the short-term nature of these financial assets and liabilities.

Equity Participation Plans

The Company’s equity participation plans (Note 11) are accounted for in accordance with ASC Topic 718, Compensation – Stock Compensation (“ASC Topic 718”). The Company’s awards are classified as equity awards, therefore the grant date fair value is amortized ratably over the applicable vesting period as equity-based compensation expense within Selling, general and administrative, Product and maintenance cost and Service cost in the consolidated financial statements. Forfeitures are recognized as they occur.

Revenue Recognition

The Company recognizes revenue in accordance with ASC Topic 606, Revenue from Contracts with Customers (“ASC Topic 606”), when control of the promised goods or services is transferred to the Company’s customers in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. For payment terms of one year or less, as a practical expedient, the Company does not adjust the transaction price for the effects of financing. The Company presents revenues net of sales taxes collected.

In determining how revenue should be recognized, the Company follows a five-step process:

●	identification of the contract, or contracts, with a customer;

●	identification of the performance obligations in the contract;

●	determination of the transaction price;

●	allocation of the transaction price to the performance obligations in the contract; and

●	recognition of revenue when, or as, the Company satisfies a performance obligation.

The Company generates revenue from Product, Maintenance and Services as described below:

Product

Product revenue represents the sale of the Company’s intellectual property to customers. Product revenue includes term-based (typically one year) and perpetual licenses sold to customers. These licenses provide customers with a right to use the product that has significant standalone functionality and is capable of performing designated functions independently. Accordingly, management has determined that such licenses represent functional intellectual property.

Revenue from licenses that provide customers with a right to use the Company’s functional intellectual property is generally recognized at a point in time when control of the license transfers to the customer and the customer is able to use and benefit from the license. For certain arrangements containing termination-for-convenience provisions, the Company evaluates the enforceable rights and obligations of the parties in determining the contract term and the resulting timing of revenue recognition.

The Company sells its licenses to its customers directly, or indirectly through distribution channels. The Company sells third-party products to customers for which the Company acts as a reseller. The Company has determined that it is the principal in these transactions and therefore recognizes revenue on a gross basis, as the Company is primarily responsible for fulfillment and obtains control of the product before transferring it to the customer.

Maintenance

Maintenance revenue consists of maintenance services provided in connection with the Company’s product. These services represent a distinct stand-ready performance obligation and primarily include technical support, as well as unspecified product updates, upgrades, vulnerability enhancements, and remediation activities provided throughout the contractual support period. Revenue from maintenance is recognized ratably over the contractual support period as the services are provided.

Services

Services revenue primarily consists of consulting and professional services, training services, installation and implementation activities. Consulting and professional services include deployment, configuration, customization, cyber operations support, and other services provided under customer contracts that are dependent on the Company’s personnel, expertise, and knowledge. For consulting services, the Company is usually paid a fixed amount over the period of the contract (“Firm-Fixed-Price”) or paid an amount per hour as specified in the contract (“Time and Material”). Revenue from these service performance obligations is recognized over time because the customer simultaneously receives and consumes the benefits provided by the Company as the services are performed.

For Firm Fixed Price contracts, revenue is recognized over time using a cost-to-cost input method based on cost incurred to date relative to total estimated costs-at-completion. The Company believes this method faithfully depicts its performance because costs incurred generally correspond with the transfer of services to the customer. For Time and Materials contracts, in which the Company’s right to consideration corresponds directly with the value to the customer of the Company’s performance completed to date, the Company applies the right-to-invoice practical expedient and recognizes revenue in the amount it has a right to invoice.

Significant Judgments

The Company applies significant judgment in the application of ASC Topic 606, particularly in identifying performance obligations, determining the transaction price, assessing the timing of revenue recognition, evaluating principal versus agent considerations, and allocating transaction consideration among performance obligations.

Identification of Performance Obligations

The Company applies judgment in determining whether promised goods and services are distinct and therefore should be accounted for as separate performance obligations. Certain arrangements include combinations of Product, maintenance, and Services. The Company evaluates whether each promised good or service is capable of being distinct and separately identifiable within the context of the contract.

Transaction Price Determination

The Company applies judgment in determining the transaction price for customer contracts, including the evaluation of fixed and variable consideration and the assessment of whether a significant financing component exists. Certain contracts may include variable consideration, such as incentive payments. The Company estimates variable consideration using the expected value or most likely amount method, as appropriate, and includes such amounts in the transaction price only to the extent that it is probable that a significant reversal of cumulative revenue recognized will not occur when the uncertainty is subsequently resolved. Variable consideration related to incentive payments is typically constrained until earned.

Allocation of Transaction Price

The Company applies judgment in determining standalone selling prices (“SSP”) for performance obligations when observable standalone sales are not available. For certain Product and maintenance arrangements, SSP is estimated using observable renewal pricing, historical pricing, and other information available to the Company.

Timing of Revenue Recognition

The Company exercises judgment in determining whether performance obligations are satisfied at a point in time or over time. For Product revenue, the Company evaluates the nature of the underlying intellectual property to determine whether revenue should be recognized upon transfer of control or over the period in which customers receive access to the intellectual property. Certain contracts contain termination-for-convenience provisions, and the Company evaluates to determine the period over which enforceable rights and obligations exist, including consideration of termination penalties, notice requirements, and termination effectiveness. For fixed-price arrangements recognized over time, the Company applies judgment in selecting an appropriate measure of progress and assessing whether the selected method faithfully depicts the transfer of services to the customer.

Principal vs. Agent Considerations

The Company sells certain third-party products to customers and applies judgment in determining whether it acts as a principal or an agent in such arrangements. In making this determination, the Company evaluates whether it obtains control of the underlying product or service before transfer to the customer, including consideration of primary responsibility for fulfillment, inventory risk, and discretion in establishing pricing. Where the Company concludes it controls the product or service before transfer, revenue is recognized on a gross basis.

Cost of Revenue

Product and Maintenance Cost

Cost of revenues consists primarily of subcontractor costs and labor costs, which include salaries, bonuses, and benefits directly attributable to fulfilling the Company’s obligations under customer contracts, as well as costs associated with third-party products purchased for resale. Costs associated with Product revenue and maintenance are presented as a combined category because the same personnel and resources are utilized to support both the delivery of Product and maintenance and the related costs are not separately tracked or managed.

Services Cost

Cost of revenues consists primarily of subcontractor costs and labor costs, which include salaries, bonuses, and benefits directly attributable to fulfilling the Company’s obligations under customer contracts.

Selling, General, and Administrative Expenses

Selling, general and administrative expenses consist of employee-related expenses for personnel in the Company’s executive, finance and accounting, facilities, legal, human resources, and information technology and information security functions, as well as other administrative employees. In addition, selling, general and administrative expenses include fees for legal, accounting, tax and audit services, software subscriptions, facilities, sales commissions, other corporate costs, and marketing and advertising.

Advertising Costs

The Company expenses advertising costs as incurred. The Company incurred immaterial advertising costs for the years ended December 31, 2025 and 2024, which are included in Selling, general and administrative in the Consolidated Statements of Operations.

Research and Development

Research and development expenses are primarily comprised of costs of the Company’s research and development personnel and other development related expenses. Research and development costs are expensed as incurred.

Loss per Unit

The Company computes basic and diluted loss per unit in accordance with ASC Topic 260, Earnings Per Share using the two-class method when participating securities are outstanding. Under the two-class method, earnings are allocated among common units and participating securities based on their respective rights to receive distributions and participate in undistributed earnings. Net losses are not allocated to participating securities that do not have a contractual obligation to share in the Company’s losses.

Basic loss per unit is determined by dividing net loss attributable to members by the weighted-average number of units outstanding during the period. Net loss available to common unitholders includes adjustments to the carrying amount of redeemable preferred units that are treated in a manner similar to dividends for purposes of determining income or loss available to common unitholders.

Diluted loss per unit reflects potential dilution and is computed by dividing net loss by the weighted average number of units outstanding during the period increased by the numbers of additional units that would have been outstanding if all potential units had been issued and were dilutive. However, potentially dilutive securities are excluded from the computation of diluted loss per unit to the extent that their effect is anti-dilutive.

Business Combination

The Company accounts for business combinations in accordance with ASC Topic 805, Business Combinations (“ASC Topic 805”). Business combinations are recorded using the acquisition method, whereby the consideration transferred is measured at fair value as of the acquisition date.

The Company allocates the consideration transferred to the identifiable assets acquired and liabilities assumed based on their estimated fair values at the acquisition date. Identifiable intangible assets acquired in a business combination are recognized separately from goodwill if they arise from contractual or legal rights or are separable. In determining the fair value of acquired intangible assets, the Company uses the multi-period excess earnings method to value customer relationships and the relief-from-royalty method to developed technology. The determination of the fair value of identifiable intangible assets involves the use of significant estimates and assumptions, including discount rates, obsolescence rates, revenue growth rates, projected margins, royalty rates, and customer attrition rates.

The excess of the purchase consideration over the estimated fair value of the identifiable net assets acquired is recorded as goodwill. Goodwill represents the expected synergies, assembled workforce, and other economic benefits arising from the acquisition that do not qualify for separate recognition. Goodwill is not amortized and is tested for impairment at the reporting-unit level annually as of November 1, or more frequently if events or changes in circumstances indicate that it may be impaired. The Company may first perform a qualitative assessment to determine whether a quantitative impairment test is necessary.

Contingent consideration is measured at fair value on the acquisition date and classified as either a liability or equity based on the terms of the arrangement and applicable U.S. GAAP. The Company may use valuation techniques incorporating significant unobservable inputs, including probability-weighted methods or Monte Carlo simulation techniques. Liability-classified contingent consideration is remeasured at fair value each reporting period, with changes in fair value recognized in earnings and is included in the Consolidated statement of operations under Change in fair value of earnout obligation. Contingent consideration associated with the Paragon acquisition (the “Earnout Obligation”) is presented within Earnout obligation in the Consolidated Balance Sheets.

Transaction costs associated with business combinations are expensed as incurred.

The Company uses significant judgment in estimating the fair values of assets acquired and liabilities assumed, including the selection of valuation methodologies and key assumptions. These estimates are primarily based on Level 3 inputs.

Income Taxes

The Company accounts for income taxes using the asset and liability approach in accordance with ASC Topic 740, Income Taxes (“ASC Topic 740”). Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on the deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company records valuation allowances against deferred tax assets as deemed necessary.

The Company accounts for the uncertainty in income taxes as prescribed by the minimum probability threshold that a tax position must meet before a financial statement benefit is recognized. The minimum threshold is defined as a tax position that is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than likely of being realized upon ultimate settlement.

The Tax Cuts and Jobs Act enacted on December 22, 2017 subjects a United States shareholder to tax on its Global Intangible Low-Taxed Income (“GILTI”) earned by certain of their foreign subsidiaries. The Financial Accounting Standards Board issued guidance stating that an entity can make an accounting policy election to either recognize deferred taxes for temporary basis differences expected to reverse as GILTI in future years or to provide for the tax expense related to GILTI in the year the tax is incurred as a period expense. Management has elected to account for GILTI as a period expense for the years ended December 31, 2025, and 2024.

The Company recognizes interest and penalties accrued on any unrecognized tax exposures as a component of income tax expense. The Company does not have any amounts accrued relating to interest and penalties as of December 31, 2025, and 2024.

Recently issued accounting pronouncements

Accounting Pronouncements Adopted in 2025

Improvements to Income Tax Disclosures (“ASU 2023-09”)

ASU 2023-09 improves the transparency and decision-usefulness of income tax disclosures, particularly in the rate reconciliation table and disclosures about income taxes paid. The amendments from ASU 2023-09 are effective for annual periods beginning after December 15, 2024. The Company adopted the standard for the year ended December 31, 2025, on a prospective basis. Refer to Note 12 for additional information. The adoption of this ASU only impacted disclosures and did not have a material impact on the Company’s consolidated financial statements.

Improvements to Reportable Segments Disclosures (“ASU 2023-07”)

ASU 2023-07 introduces enhanced disclosures about significant segment expenses along with other enhanced segment disclosures. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. The Company adopted the standard for the year ended December 31, 2024, retrospectively for all periods presented. Refer to Note 16 for additional information. The adoption of this ASU only impacted disclosures and did not have a material impact on the Company’s consolidated financial statements.

Stock Compensation Scope Application of Profit Interest and Similar Awards, effective for public companies for the fiscal year beginning after December 15, 2024 (“ASU 2024-01”)

ASU 2024-01 improves the clarity and operability in the guidance by adding an illustrative example that includes four fact patterns to demonstrate how an entity should apply the scope guidance to determine whether a profits interest award should be accounted for in accordance with Topic 718. The illustrative example is intended to reduce (1) complexity in determining whether a profits interest award is subject to the guidance in Topic 718 and (2) existing diversity in practice. ASU 2024-01 is effective for fiscal years beginning after December 15, 2024, and interim periods within those fiscal years, with early adoption permitted. The Company adopted the standard for the year ended December 31, 2025, on a prospective basis. The adoption of this ASU did not have a material impact on its consolidated financial statements.

Accounting Pronouncements Issued But Not Yet Adopted in 2025

Income Statement – Reporting Comprehensive Income - Expense Disaggregation Disclosures (“ASU 2024-03”)

ASU 2024-03 introduces new requirements to disclose, in the notes to financial statements, more detailed information about certain costs and expenses, including employee compensation, depreciation, and intangible asset amortization included in each relevant expense caption. Additionally, the amendment requires a qualitative description of the amounts remaining in the relevant expense captions that are not separately disaggregated quantitatively, and to disclose the total amount of selling expenses and, in annual reporting periods, an entity’s definition of selling expenses. ASU 2024-03 is effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027, with early adoption permitted. An entity may apply the amendments prospectively for reporting periods after the effective date or retrospectively to any or all prior periods presented in the financial statements. The Company is currently evaluating the impact of adoption, which is expected to have an impact on disclosures only with no impact on the Company’s results.

Business Combinations and Consolidation: Determining the Accounting Acquirer in the Acquisition of a Variable Interest Entity (“ASU 2025-03”)

ASU 2025-03 amends the guidance for determining the accounting acquirer in certain transactions. The guidance should be applied prospectively. The amendments in this update are effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods within those annual reporting periods, with early adoption permitted. The adoption of this guidance will affect acquisition transactions of variable interest entities that occur after the initial application date. The Company has elected to early adopt his guidance as of January 1, 2026. The adoption did not have an impact on our consolidated financial statements.

Measurement of Credit Losses for Accounts Receivable and Contract Assets (“ASU 2025-05”)

ASU 2025-05 introduces a practical expedient that all entities can use when estimating expected credit losses for current accounts receivable and current contract assets arising from transactions accounted for under ASC Topic 606, Revenue from Contracts with Customers. Under this practical expedient, an entity is allowed to assume that the current conditions it has applied in determining credit loss allowances for current accounts receivable and current contract assets remain unchanged for the remaining life of those assets. ASU 2025-05 is effective for fiscal years beginning after December 15, 2025, and interim reporting periods in those years. Entities that elect the practical expedient and, if applicable, make the accounting policy election are required to apply the amendments prospectively. The amendment is intended to simplify the application of the current expected credit loss model by reducing the need to develop forward-looking forecasts for short-term trade receivables and contract assets. The Company is currently evaluating the impact of ASU 2025-05 and does not expect adoption will have a material impact on its consolidated financial statements.

Intangibles - Goodwill and Other - Internal-Use Software (“ASU 2025-06”)

ASU 2025-06 introduces targeted Improvements to the accounting for Internal-Use Software which removes references to prescriptive and sequential development stages, requiring companies to capitalize internal-use software costs when management commits to funding the software project and it is probable the project will be completed. ASU 2025-06 is effective for annual and interim reporting periods beginning after December 15, 2027, and can be applied prospectively, modified prospectively, or retrospectively. The Company is currently evaluating the impact of ASU 2025-06 on the consolidated financial statements and related disclosures.

3.	Business Combinations

On December 13, 2024 (the “Acquisition Date”), the Company completed the acquisition of Paragon Solutions, Ltd. and its subsidiaries (“Paragon”) which develops and sells a cyber intelligence platform for governmental agencies that enable them to collect and analyze data which is crucial to maintain public safety. This acquisition was completed to expand the Company’s global reach and range of products and services offered. As a result of the acquisition, the Company owns 100% of Paragon.

The total fair value of the purchase consideration was $740.5 million. Consideration transferred consisted of $420.4 million cash consideration paid at closing, Parent Synthetic Interests to certain Paragon sellers as rollover consideration, with an acquisition-date fair value of $47.0 million (the “Rollover Equity”), the portion of the fair value of replacement share-based payment awards attributable to pre-combination service of $3.5 million and contingent consideration with an estimated fair value of $269.6 million related to an earnout tied to Paragon’s future performance (“Earnout Obligation”).

In connection with the issuance of the Rollover Equity, the Company issued a corresponding number of Class S Units to the Parent pursuant to the Company’s limited liability company agreement to mirror the economic rights associated with the Parent Synthetic Interests.

The acquisition was recorded as a business combination. The identifiable assets acquired and liabilities assumed were recognized and measured as of the Acquisition Date in accordance with ASC 805. Certain identifiable assets acquired, including developed technology and customer relationships, and certain elements of consideration transferred were measured at fair value using significant Level 3 inputs. The excess of the total purchase price over the fair value of assets acquired and liabilities assumed was allocated to goodwill.

The purchase price allocation was as follows (in thousands):

Assets
Cash and cash equivalents	$30,689
Restricted cash	728
Accounts receivable	42,095
Prepaid expenses and other assets	2,743
Property and equipment	10,114
Right-of-use assets	10,303
Customer relationships	237,700
Developed technology	215,100
Total assets acquired	549,472

Liabilities
Accounts payable and accrued expenses	(5,679)
Deferred revenue	(12,704)
Deferred tax liability	(55,418)
Other liabilities	(22,358)
Operating lease liabilities	(10,159)
Total liabilities assumed	(106,318)
Fair value of net identifiable assets acquired	443,154
Goodwill	$297,376

The goodwill from the acquisition consists largely of expected benefits, expanded solutions, geographical footprint, and the capabilities and expertise of the acquired workforce. Goodwill is not deductible for tax purposes. The entire value of goodwill was assigned to the Paragon reporting unit.

As part of the purchase price allocation, the Company determined the identifiable intangible assets to be Developed technology and Customer relationships.

Developed technology

The fair value of the Developed technology was estimated using a variation of the income approach known as the relief from royalty method. The discounted cash flows were based on management’s future projections of revenue, and the discount rate applied was benchmarked with reference to the applied rate of return from the transaction model and the weighted average cost of capital. Key assumptions used to value the Developed technology were (1) a pre-tax royalty rate of 40%, (2) a discount rate equal to 19%, (3) an obsolescence rate of 20%, and (4) management’s future projections of revenue. This nonrecurring fair value measurement is primarily determined using unobservable inputs. Accordingly, the fair value measurement of the Developed technology is classified within Level 3 of the fair value hierarchy.

Customer Relationships

The fair value of the Customer relationships was estimated using a variation of the income approach known as the multi-period excess earnings method. The discounted cash flows were based on management’s future projections of revenue, and the discount rate applied was benchmarked with reference to the applied rate of return from the transaction model and the weighted average cost of capital. Key assumptions used to value the Customer relationships were (1) a discount rate equal to 20%, (2) an attrition rate of 5%, and (3) management’s future projections of revenue. This nonrecurring fair value measurement is primarily determined using unobservable inputs. Accordingly, the fair value measurement of the Customer relationships is classified within Level 3 of the fair value hierarchy.

Rollover Equity

As part of the consideration transferred in the Paragon acquisition, the Parent issued Synthetic Interests to certain Paragon sellers with an acquisition-date fair value of $47.0 million (the “Rollover Equity”). The Synthetic Interests do not represent legal ownership interests or voting rights in the Parent but are designed to provide economic participation substantially similar to the Parent’s Class A Units.

Pursuant to the Company’s limited liability company agreement, upon the issuance of Synthetic Interests by the Parent, the Company issues an equivalent number of corresponding Class S Units to the Parent. Accordingly, in connection with the Rollover Equity issued to the Paragon sellers, the Company issued corresponding Class S Units to the Parent on a one-for-one basis. The Class S Units are legal equity interests in the Company and are designed to mirror the economic rights associated with the corresponding Parent Synthetic Interests.

The fair value of the Rollover Equity issued was determined using Option Pricing Method. Key significant Level 3 inputs not observable in the market include (1) a term of 5 years, (2) an equity value of $353.9 million, (3) expected equity volatility of 65%, and (4) a risk-free interest rate of 4.2%.

Earnout Obligation

The Company recorded contingent consideration of $269.6 million resulting from an earnout arrangement. This requires additional consideration to be paid by the Company to Paragon sellers based on gross profit targets during 2025 and EBITDA targets during 2024. The undiscounted estimated amounts for the various outcomes ranged from $0 to $375.0 million. The fair value of the earnout on the Acquisition Date was estimated using a Monte Carlo Simulation. The Earnout Obligation is based on significant Level 3 inputs not observable in the market.

Key significant Level 3 inputs not observable in the market include the earnout payment discount rate, weighted average cost of capital, Risk-free interest rate, asset volatility, revenue discount rate, and expected revenue volatility.

The significant unobservable inputs used in measuring the fair value of the Earnout Obligation were as follows:

Assumption	December 31, 2024
Earnout payment discount rate	6.5%
Weighted average cost of capital	16.4%
Risk-free interest rate	4.2%
Asset volatility	50.0%
Revenue discount rate	11.5%
Expected revenue volatility	29.0%

As the Earnout Obligation is based on financial metrics of Paragon for 2025 and 2024, management estimated the fair value of the Earnout Obligation as of December 31, 2025 to be $238.3 million, inclusive of third-party fees to be paid to an advisor who advised Paragon. The change in the Earnout Obligation during 2025 was driven by the actual results achieved by Paragon during 2025. The associated gain of $31.3 million recognized on the change in the fair value of the Earnout Obligation was recognized in Change in earnout obligation fair value in the Consolidated Statements of Operations.

The Company could settle the Earnout Obligation by paying the earnout recipients 50% of the Earnout Obligation in cash, subject to certain adjustments that allow the cash portion of the Earnout Obligation to be reduced (and Synthetic Interests in the Parent and options in the Company portion to be increased) by $20.0 million at the option of the Parent in accordance with the Share Purchase Agreement dated October 10, 2024, which was later reduced to $15.0 million in a side letter, dated July 2, 2025, to the Share Purchase Agreement. The remainder of the Earnout Obligation not paid in cash will be settled in Synthetic Interests in the Parent and options in the Company.

Other

The Paragon acquisition was financed through borrowings and equity contributions from AE and certain co-investors. The consideration transferred also included Rollover Equity issued to certain Paragon sellers.

Results of operations of Paragon are included in the consolidated financial statements of the Company from the Acquisition Date.

The Company recognized transaction expenses of $28.7 million during the year ended December 31, 2024. These costs primarily consisted of legal, advisory, accounting, and other professional fees incurred in connection with evaluating, negotiating, and completing the acquisition. Of these costs, $13.7 million was recognized within Transaction costs and $15.0 million was recognized within Transaction costs, related party in the Consolidated Statements of Operations. In accordance with ASC 805, these costs were expensed as incurred and were not included in the consideration transferred for the acquisition.

The following table presents the revenue and net income of the Paragon acquisition on the Company’s Consolidated Statements of Operations for the year ended December 31, 2024 (in thousands):

2024
Revenue	$27,941
Net income	$20,308

Supplemental Pro Forma Information (Unaudited)

Supplemental information of unaudited pro forma operating results assuming the Paragon acquisition had been consummated as of January 1, 2023 is as follows (in thousands):

2024
(unaudited)
Pro forma revenue	$210,148
Pro forma net income	$23,339

The unaudited pro forma supplemental information has been prepared using estimates and assumptions that the Company believes are reasonable and reflects the impact of the acquisition as if it had occurred at the beginning of the earliest period presented. The pro forma information includes adjustments for additional amortization related to the fair value of acquired intangible assets and for the impact of transaction-related costs, including legal, advisory and due diligence fees. The unaudited pro forma information is presented for comparative purposes only and is not necessarily indicative of the results of operations that would have been achieved had the acquisition been completed on the dates indicated, nor does it purport to project the Company’s future results of operations.

4.	Property and Equipment, Net

Property and equipment, net consisted of the following as of December 31:

(in thousands)	2025	2024
Computer equipment and software	$16,740	$9,697
Leasehold improvements	7,412	3,045
Office furniture and equipment	4,420	3,929
Property and equipment, gross	28,572	16,671
Accumulated depreciation	(11,492)	(5,934)
Property and equipment, net	$17,080	$10,737

Depreciation expense from property and equipment for the years ended December 31, 2025, and 2024 was $5.8 million and $0.4 million, respectively.

The Company did not identify any indicators of impairment of property and equipment during the years ended December 31, 2025, and 2024. Accordingly, no impairment losses were recognized.

5.	Goodwill

The following table summarizes the changes in the carrying value of goodwill by segment:

(in thousands)	REDLattice	Paragon	Total
Balance as of December 31, 2023	$56,309	$-	$56,309
Acquisition	-	297,376	297,376
Balance as of December 31, 2024	$56,309	$297,376	$353,685
Balance as of December 31, 2025	$56,309	$297,376	$353,685

The Company completed its annual goodwill impairment assessment as of November 1, 2025 and no impairment was identified.

6.	Intangible Assets, Net

The intangible assets gross carrying amount and accumulated amortization as of December 31, 2025 and 2024 are detailed below (in thousands).

		December 31, 2025			December 31, 2024
	Useful Life	Gross carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross carrying Amount	Accumulated Amortization	Net Carrying Amount
Technology	5 years	$221,800	$(49,073)	$172,727	$221,800	$(4,713)	$217,087
Customer relationships	20 years	267,600	(16,858)	250,742	267,600	(3,478)	264,122
Trade name	5 years	1,200	(704)	496	1,200	(464)	736
Total		$490,600	$(66,635)	$423,965	$490,600	$(8,655)	$481,945

Intangible asset amortization expense for the years ended December 31, 2025, and 2024 was $58.0 million and $5.8 million, respectively.

Estimated future amortization expense of finite-lived intangible assets is presented below as of December 31, 2025 (in thousands):

Year Ended December 31,	Amortization expense
2026	$57,980
2027	57,980
2028	56,504
2029	54,278
2030	13,380
Thereafter	183,843
Total future amortization expense on intangible assets	$423,965

The Company did not identify any indicators of impairment of finite lived intangible assets during the years ended December 31, 2025, and 2024. Accordingly, no impairment losses were recognized.

7.	Leases

The Company leases its office space under non-cancelable operating leases. The Company does not have any finance leases. Payments due under the lease contracts include fixed payments plus, for many of the Company’s leases, variable payments. In addition to base rent, the leases generally require additional payments to cover common area maintenance charges incurred and to pass along increases in real estate taxes.

Most leases include one or more options to renew, with renewal terms that can extend the lease term from 2.5 to 12 years. The leases expire at various times through 2032, and certain leases may be extended at the Company’s option. Escalation terms on leases generally include fixed rent escalations. Certain leases also include options to terminate the lease early. As of December 31, 2025, leases have remaining terms of less than 1 year up to 7 years. The Company’s leases do not contain any material restrictive covenants.

The following table presents lease expense recognized during the years ended December 31, 2025, and 2024, respectively:

(in thousands)	2025	2024
Operating lease expense	$6,619	$1,171
Variable lease expense	201	8
Short-term lease expense (other)	593	32
Total lease expense	$7,413	$1,211

Total lease costs are included in Selling, general and administrative expenses in the Consolidated Statements of Operations.

Supplemental balance sheet information related to operating leases is as follows:

	2025	2024
Weighted average remaining lease term (in years)	4.1	5.4
Weighted average IBR	11.47%	11.46%

As of December 31, 2025, the Company has no additional operating leases that have not yet commenced.

Minimum lease payments for the Company’s ROU assets over the remaining lease periods as of December 31, 2025, are as follows (in thousands):

Fiscal Years Ending December 31,
2026	$5,702
2027	4,318
2028	4,180
2029	2,754
2030	910
Thereafter	1,413
Total lease payments	19,277
Less: imputed interest	(3,991)
Operating lease, net	$15,286
Less: Operating lease, current	(7,106)
Operating lease, noncurrent	$8,180

8.	Other Current Liabilities

Other current liabilities consisted of the following as of December 31:

(in thousands)	2025	2024
Employees and related accrued expenses	$6,565	$7,235
Income tax withholdings	2,265	1,433
Other current liabilities	1,230	327
	$10,060	$8,995

9.	Debt, Net

Debt consisted of the following as of December 31:

(in thousands)	2025	2024
Credit Facility	$218,500	$230,000
Revolver	10,000	–
Goldman Credit Agreement	12,552	–
Debt, gross	241,052	230,000
Unamortized debt issuance costs	(9,244)	(9,299)
Debt, net	231,808	220,701
Less: Long-term debt, net current	(24,052)	(9,635)
Long-term debt, net of current portion	$207,756	$211,066

Scheduled future minimum principal payments on debt are as follows (in thousands):

Years Ended December 31,
2026	$24,052
2027	11,500
2028	11,500
2029	194,000
Total	$241,052

Credit Facility

During December 2024, REDL Holdings, LLC, a wholly owned subsidiary of the Company executed a financing agreement (“Credit Facility”) with Cyber Lending Vehicle LLC (“Lender”). The Credit Facility is guaranteed by certain affiliated entities, including REDL Intermediate Holdings, LLC. The Credit Facility consists of a $230.0 million term loan facility (“Term Loan”) and a revolver of up to $15.0 million (“Revolver”). Upon closing of the Credit Facility, the Company received net proceeds of $222.1 million from the Term Loan, which is net of total lender and third-party lending fees of $7.9 million. An additional $0.8 million of lending fees were paid in cash at settlement. The Credit Facility bears interest at a rate either equal to the Secured Overnight Financing Rate (“SOFR”) plus a range of 650 basis points to 725 basis points or equal to the Reference Rate plus a range of 550 basis points to 625 basis points. The range of additional basis points is dependent on the Company’s calculated leverage ratio, as defined within the Credit Facility. The Reference Rate is the greatest of: (a) 3%, (b) the Federal Funds Rate plus 0.5%, (c) Adjusted 1-month SOFR plus 1% or (d) the Prime Rate, which is defined as the rate last quoted by The Wall Street Journal, or if unavailable, the highest per annum interest rate published by the Federal Reserve Board in their Statistical Release H.15 as the “bank prime loan” rate or any similar release by the Federal Reserve Board.

Principal payments on the Credit Facility are required each quarter through the maturity date in December 2029. Prepayments are permitted subject to certain conditions as defined in the Credit Facility. The Credit Facility contains an excess cash flow provision that requires accelerated payment of outstanding borrowings if excess cash flows, as defined in the Credit Facility, exceed certain levels beginning for the year ending December 31, 2025. The excess cash flow provision was not triggered for the year ending December 31, 2025. The Credit Facility also calls for mandatory prepayments if certain conditions are met related to dispositions, debt issuance, extraordinary receipts, permitted cure equity, and excess net cash proceeds from casualty insurance proceeds, as defined in the Credit Facility.

The Credit Facility matures in December 2029, at which time all remaining outstanding principal and interest is required to be repaid.

The Company is a holding company and depends on distributions from its subsidiaries to fund its obligations. Pursuant to the Company’s Credit Facility and related agreements, certain restrictions limit the ability of subsidiaries to transfer funds to the Company through dividends, loans, or advances. As of December 31, 2025, the restricted net assets of the Company’s consolidated subsidiaries that may not be transferred to the Company in the form of dividends, loans, or advances were approximately $[XX.X] million.

In conjunction with entering the Credit Facility, Parent issued 2,102,633 Class A warrants to the Lender. The warrants have an exercise price of $0.001 per unit and are exercisable into Class A Units of the Parent. Pursuant to the Company’s limited liability company agreement, the issuance of the Parent warrant resulted in the Company issuing to the Parent a corresponding warrant with substantially similar terms and conditions that is designed to mirror the economic rights of the Parent warrant. These warrants expire after 10 years, are exercisable at any time and automatically exercise upon an approved sale, public offering or subsidiary IPO. Unexercised warrants do not participate in distributions. The warrants contain anti-dilution provisions whereby the number of Class A Units issuable upon exercise is proportionally adjusted to maintain the warrant holder’s percentage ownership of Class A Units on a fully diluted basis in the event the Company issues additional Class A Units. Based on the terms of these adjustment provisions, the Company concluded that the warrants do not qualify for equity classification under ASC 815-40, Contracts in Entity’s Own Equity, and therefore accounts for the warrants as liabilities. Warrants were recorded at their issuance-date fair value and subsequent changes in the fair value are recorded in the Consolidated Statement of Operations in Changes in fair value of warrant liability.

The following table presents the changes in the Company’s recurring Level 3 warrant liability (in thousands):

Warrant Liability
Balance at December 31, 2023	$-
Issuance of warrants	1,350
Change in fair value recognized in earnings	-
Balance at December 31, 2024	$1,350
Change in fair value recognized in earnings	1,350
Balance at December 31, 2025	$2,700

The fair value of Warrant liability was determined using an option pricing model. The key unobservable Level 3 inputs included are equity value, expected equity volatility, risk-free interest rate and term.

Key assumptions for the Warrant liability were as follows for the years ended December 31:

Assumption	2025	2024
Equity value	675,000	353,908
Expected equity volatility	65.0%	65.0%
Risk-free interest rate	3.7%	4.2%
Expected term (years)	4.2	5.0

As the warrants were issued to the Lender in conjunction with the Credit Facility, the warrants were determined to represent debt issuance cost. The issuance-date fair value of the warrants was recorded as a debt issuance cost associated with the Term Loan and amortized as interest over the term of the related debt. Subsequent changes in the fair value of the warrant liability are not adjustments to the debt issuance cost and are recognized separately in earnings. Amortization expense for the years ended December 31, 2025 and 2024 was $0.1 million and less than $0.1 million, respectively and was recorded within Interest expense in the Consolidated Statement of Operations.

Total interest expense for the Credit Facility for the years ended December 31, 2025, and 2024 was $29.6 million and $1.3 million, respectively. The effective interest rate on the Term Loan at December 31, 2025, and 2024 was 11.1% and 11.8%, respectively.

On January 6, 2025, the Company entered into Amendment No. 1 to the Credit Facility. This amendment refined terms and definitions within the Credit Facility. On June 14, 2025, the Company entered into Amendment No. 2 to the Credit Facility. This amendment adjusts minimum liquidity requirements to $20.0 million and increases this minimum liquidity requirement over 9 months to $30.0 million for the duration of the Credit Facility term. The Company incurred and paid an aggregate debt issuance costs of $1.0 million related to the amendments to the Credit Facility during 2025, consisting of $0.1 million in fees for Amendments No. 1 and No. 2 and a $0.9 million amendment fee for Amendment No. 3 which was entered into on December 31, 2025. This amendment required the Company’s investors to make a $3.0 million equity infusion on or before March 31, 2026, provide additional monthly reporting to the lender and further adjusted minimum liquidity requirements to $17.5 million as of December 31, 2025, $20.0 million from January 2026 through September 2026, and $25.0 million thereafter. The Company assessed Amendments No. 1, No. 2, and No. 3 in accordance with ASC 470-50 and determined these amendments to be debt modifications.

As of December 31, 2025, the Company breached its total debt ratio covenant under the Credit Facility. The Credit Facility includes financial covenants requiring the Company to maintain a maximum Total Leverage Ratio of 3.75 to 1.00 and minimum liquidity of $17.5 million. As of December 31, 2025, the Company was not in compliance with the leverage ratio covenant. The Company cured this break in covenants within the grace period specified in the credit agreement through an equity contribution received subsequent to year-end (see Note 19). This cure resulted in debt payments not being accelerated for the Credit Facility. Subsequent to year-end, on April 14, 2026, the Company entered into Amendment No. 4 to the Credit Facility and further adjusted minimum liquidity requirements to $15.0 million. AE and other investors made a capital contribution of $3.2 million in form Class V Units May 2026 (see Note 19). The Company incurred an amendment fee of $2.0 million in 2026, which has been recorded as additional deferred financing costs and is amortized over the remaining term of the Credit Facility.

On July 1, 2025, the Company drew $10.0 million under its Revolver for which the repayment is due at the Credit Facility’s maturity on December 2029, subject to the mandatory prepayment provisions of the Credit Facility. Amounts outstanding on the Revolver as of December 31, 2025, and 2024 were $10.0 million and $0 million, respectively. The effective interest rate on the Revolver at December 31, 2025, was 11.1%. Accrued interest for the Credit Facility of $0.7 million and $1.3 million is recorded within Accrued expenses within the Consolidated Balance Sheets as of December 31, 2025, and 2024, respectively.

Debt issuance cost activity was as follows (in thousands):

Balance at December 31, 2023	$–
Additions	9,386
Amortization	(87)
Balance at December 31, 2024	9,299
Additions	1,629
Amortization	(1,684)
Balance at December 31, 2025	$9,244

Estimated future debt issuance cost amortization is presented below (in thousands):

Years Ended December 31,
2026	$2,164
2027	2,273
2028	2,404
2029	2,403
$9,244

Goldman Credit Agreement

The Company was party to an amended and restated credit agreement entered on September 10, 2024 (the “Goldman Credit Agreement”), for which Goldman Sachs Bank USA serves as an administrative agent. Although the Goldman Credit Agreement was entered into on September 10, 2024, no amounts were drawn under the facility until October 2025. The Company’s wholly owned subsidiary, REDL Intermediate Holdings I, LLC, is included as a borrower under the facility through a promissory note. As of December 31, 2025, the Company had an outstanding balance of approximately $12.5 million representing amounts guaranteed by AE (see Note 18).

Borrowings under the facility bear interest at a variable rate based on SOFR plus 2.65% (approximately 6.3% on an all-in basis as of December 31, 2025). The facility provides for a contractual maturity of up to three years from issuance. However, the borrowings are callable at the discretion of the administrative agent, and upon such demand, the Company may be required to repay outstanding amounts within 360 days. As a result, the timing of repayment may be accelerated.

In addition, the Credit Agreement permits the capitalization of accrued interest (payment-in-kind or “PIK” interest), whereby unpaid interest may be added to the principal balance through the issuance of additional loan amounts. Amounts of $0.1 million and $0 were capitalized and added to the principal balance during the years ended December 31, 2025, and 2024, respectively.

Line of Credit

During 2024, the Company had a $5.0 million line of credit (“LOC”) with a bank. The Company did not draw upon this LOC at any time during the year ended December 31, 2024. As part of the acquisition of Paragon, the Company terminated the LOC agreement. There were no outstanding balances under this credit facility at the time of its termination.

10.	Redeemable Preferred Units and Equity

The Company’s capital structure is designed to mirror the capital structure of the Parent. For each class of interest issued by the Parent, the Company issues a corresponding class of units having substantially equivalent economic rights and preferences. Accordingly, issuances, conversions, forfeitures, repurchases and other changes in ownership interests at the Parent are generally reflected through corresponding changes in the Company’s interests on a one-for-one basis. The Company’s distribution rights, liquidation preferences and conversion features are intended to be consistent with the economic rights applicable to the corresponding interests issued by the Parent.

Class P Units

On December 13, 2024, in connection with the financing of the acquisition of Paragon, the Company issued 252,402,492 Class P Redeemable Preferred Units (“Class P Units”). As of December 31, 2025 and 2024, the Company had 252,402,492 Class P Units issued and outstanding, respectively.

During the year ended December 31, 2025, the Company recognized accretion of $0 related to the Class P Units as the carrying amount had previously been adjusted to the Class P Units’ maximum redemption value as of December 31, 2024. During the year ended December 31, 2024, the Company recognized accretion of $134.9 million related to the Class P Units, which reflects the adjustment of the carrying amount to their maximum redemption value.

Distributions are made in the following order of priority: (i) first, to the holders of Class P Units until such holders have received distributions equal to their unreturned capital contributions; (ii) second, to the holders of Class P Units until such holders have received their contractual preferred return; and (iii) thereafter, to the holders of Class A, Class S and then Class B Units. The Class P Units are senior to all other classes of units with respect to distributions and liquidation proceeds and provide holders with a 1.5x multiple on invested capital (“MOIC”).

Distributions

The Board may declare distributions in such amounts and at such times as it determines in its discretion. Distributions may be made in cash or in-kind property. No distributions may be made to any other class of units until the applicable 1.5x MOIC has been satisfied in full. Thereafter, any remaining distributable amounts are distributed to holders of Class A Units, Class S Units and participating Class B Units in accordance with the LLC Agreement.

Voting

Holders of Class P Units do not possess voting, approval or consent rights with respect to the governance of the Company. The business and affairs of the Company are managed by the Board.

Conversion Features

Holders of Class P Units may elect to convert all or a portion of their outstanding Class P Units into Class A Units at any time. In addition, all of the Class P Units become convertible on a one-for-one basis to Class A units upon a public offering or an initial public offering of a subsidiary.

The Class P Units do not contain a fixed or determinable redemption date or a contractual right permitting the holder to require cash redemption upon written notice. However, management concluded that the Class P Units are in substance currently redeemable because the Parent, as the Company’s sole member, controls the Company’s Board and may cause the Company to make distributions that satisfy the 1.5x MOIC and result in cancellation of the Class P Units without any additional consideration payable upon cancellation. Accordingly, settlement of the Class P holders’ economic entitlement is not solely within the Company’s control, and the Class P Units are classified as temporary equity and presented outside permanent members’ equity. The Class P Units were initially recognized at fair value upon issuance and are subsequently measured at their maximum redemption value.

Class A Units

As of December 31, 2025, and 2024, the Company had 81,917,797 Class A units issued and outstanding with no par value. Class A Units participate in distributions and share in the net assets of the Company. Class A Units, together with Class S Units, represent the most subordinated equity interests of the Company. Distributions to Class A Units are subject to a distribution waterfall, whereby holders participate only after the 1.5x Multiple on Invested Capital (“MOIC”) liquidation preference attributable to Redeemable Preferred Units has been satisfied. Thereafter, Class A Units participate pro-rata with Class S Units in achieving the common unit preference and continue to share proportionately in subsequent distributions.

Class S Units

As of December 31, 2025, and 2024, the Company had 78,038,677 and 73,038,677 non- voting Class S Units issued and outstanding, respectively with no par value. The number of Class S Units outstanding mirrors the number of Synthetic Interests issued at the REDL Ultimate Parent LP level. At the Company level, Class S Units represent substantive equity interests with economic rights substantially identical to Class A Units; however, unlike Class A Units, Class S Units do not possess voting rights.

Class S Units participate in distributions and share in the net assets of the Company and, together with Class A Units, constitute the most subordinated common equity. Similar to Class A Units, participation in distributions is subject to the satisfaction of the Redeemable Preferred Units’ 1.5x MOIC. Thereafter, Class S Units participate proportionately with Class A Units in all subsequent distributions.

11.	Equity-Based Compensation

Incentive Equity Plan (Class B Units)

The Parent approved an Incentive Equity Plan (the “Plan”), including subsequent amendments, to reserve and approve the issuance of up to 7,950,000 Class B Units. Class B Units may be granted to certain employees providing services to the Company, pursuant to approval of the Parent. The Parent may increase the number of issued Class B Units based upon capital investments made by the investors of the Parent, at the Board’s discretion. Underlying terms and conditions of the Class B Units may be determined and approved by the Company prior to granting to the recipient. Such discretionary terms include but are not limited to: (a) exercise price or threshold value and; (b) vesting criteria. Vesting is generally contingent upon service requirements and achievement of specified performance thresholds, including internal rate of return (“IRR”) metrics and change-in-control conditions. Any Class B Units forfeited or repurchased shall be available for future grants under the Plan.

In accordance with the Parent’s Limited Partnership Agreement, prior to sale or liquidation of the Company, the Class B Units are entitled to distributions only to the extent such distributions represent distributions of Company operating profits that the holder of Class B Units would be entitled to immediately prior to the liquidation date, or as determined at the discretion of the Company. Class B Units do not have voting rights. The Class B Units granted during the years ended December 31, 2025, and 2024 are subject to service, performance and market conditions. The Class B Units contain 40% time-vesting criteria over a service requisite 5-year period from date of grant and achieving a performance threshold of an IRR, as defined in the Plan, that equals or exceeds 8% at time of change in control, respectively. Another 40% vest at the time of change in control if the investor inflows, as defined in the Plan, are at least two times the investor outflows, as defined in the Plan, through the change in control date. The remaining 20% vest at the time of the change in control if the IRR, as defined in the Plan, equals or exceeds 15%. Accordingly, such Class B Units do not vest until a change of control event occurs and the applicable vesting conditions are satisfied.

Participating Class B Units, upon vesting, may participate in distributions in the later stages of the distribution waterfall, subject to defined participation thresholds. Unvested Class B Units do not participate in distributions or share in losses of the Company, and the vested Class B Units also do not share in losses of the Company. Accordingly, until vested, the Class B Units are compensatory instruments that are contingent upon the satisfaction of service and performance conditions and do not represent substantive ownership interests in the Company. As of December 31, 2025, and 2024, no Class B Units were vested.

No share-based compensation expense related to the Class B Units was recognized during the years ended December 31, 2025, and 2024 because the applicable performance condition had not been considered probable of achievement. As of December 31, 2025, total unrecognized compensation cost related to nonvested Class B Units was $3.9 million.

Award activity for the years ended December 31, 2025, and 2024 was as follows:

	Number of Class B Units	Weighted Average Grant-Date Fair Value
Outstanding at December 31, 2023	4,200,000	$0.48
Granted	450,000	0.48
Forfeited	(1,050,000)	0.48
Outstanding at December 31, 2024	3,600,000	0.48
Granted	4,550,000	0.51
Forfeited	(200,000)	0.51
Outstanding at December 31, 2025	7,950,000	$0.49

Determining Fair Value

The Company assessed the fair value of Class B Units with service, performance and market conditions as of the various grant dates in accordance with ASC Topic 718. The Company estimates the grant-date fair value of these Class B Units based on a Black-Scholes option pricing model. Significant assumptions used in the valuation include expected volatility, expected distribution yield, the risk-free interest rate, expected term and the applicable participation threshold.

Key assumptions used in the Black-Scholes option pricing model as the method of valuation are summarized as follows:

Expected volatility: The Company estimates the volatility of its awards at the grant date based on the historical volatility of similar publicly traded companies.

Dividend yield: The dividend yield assumption was $0 based on the Company’s historical and projected dividend payouts.

Risk-free interest rate: The risk-free interest rate is based on the observed interest rates appropriate for the term of the awards.

Expected term: The average period of time an option is expected to remain outstanding before being exercised or otherwise settled.

Participation threshold: The participation threshold represents the unit value that must be achieved before the Class B Units are entitled to participate in distributions alongside Class A Unit holders.

Significant assumptions used to estimate the grant-date fair value of Class B units were as follows for the years ended December 31:

Assumption	2025	2024
Expected volatility	65%	65%
Dividend yield	0%	0%
Risk-free interest rate	3.7%	3.6%
Expected term (years)	4.2	4.6
Participation threshold	$1.00	$1.00

Interest Option Plan (Class B Options)

In August 2025, the Company established the 2025 Interest Option Plan (the “Option Plan”), which provides for the grant of options to employees, consultants, directors and other service providers to acquire Class B Units of the Company (the “Class B Options”). Class B Options vest over periods ranging from six months to four years, subject to continuous service through the vesting date. Awards may include vesting acceleration provisions upon the occurrence of certain events or transactions (each as defined in the applicable award agreement). The Class B Options expire up to 10 years after date of issuance. The option vesting accelerates to 100% upon a change in control.

In October 2025, the Company issued 40,136,613 Class B Options with exercise price varying from $0 to $0.64. As of December 31,2025, these included 12,340,444 fully vested Class B Options, 27,537,059 partially vested Class B Options and 259,110 forfeited Class B Options for a total of 39,877,503 Class B Options. The fair value attributable to precombination services of these awards was included in acquisition accounting, while the fair value attributable to postcombination services is recognized as compensation expense over the requisite service period. Equity compensation expense for the year ended December 31, 2025 was $5.9 million, with $5.3 million recognized in Selling, general and administrative expenses and $0.6 million recognized in Cost of revenue, respectively, in the Consolidated Statements of Operations. As of December 31, 2025, the unrecognized compensation expense related to Class B Options is $14.9 million. This expense will be recognized over a weighted-average number of years of 2.8 based on the average remaining service periods for the awards.

The following table summarizes unit option award activity during fiscal 2025:

	Unit Options
	Units	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (In years)
Outstanding as of December 31, 2024	-	$-	-
Granted	40,136,613	0.10
Options exercised	-	-
Forfeited	(259,110)	0.22
Outstanding as of December 31, 2025	39,877,503	0.09	9.3
Exercisable options as of December 31, 2025	13,191,477	$0.08	8.7

The weighted average fair values at grant date of options granted for the year ended December 31, 2025 is $0.66.

The aggregate intrinsic value of the outstanding options at December 31, 2025 represents the amount of $22.4 million, which are in-the-money as of December 31, 2025.

Determining Fair Value

The Company assessed the fair value of Class B Options with service and market conditions in accordance with ASC Topic 718. The fully vested and partially vested Class B Options granted in connection with the acquisition were measured at fair value as of the acquisition date. The remainder of the Class B Options granted were measured at fair value as of their respective grant dates.

The Company assessed the fair value of these Class B Options based on a Black-Scholes option pricing model, adjusted for the volatility of similar companies.

Key assumptions used in the Black-Scholes option pricing model as the method of valuation are summarized as follows:

Expected volatility: The Company estimates the volatility of its Awards at the grant date based on the historical volatility of similar publicly traded companies.

Dividend yield: The dividend yield assumption was $0 based on the Company’s historical and projected dividend payouts.

Risk-free interest rate: The risk-free interest rate is based on the observed interest rates appropriate for the term of the Awards.

Expected term: The average period of time an option is expected to remain outstanding before being exercised or otherwise settled.

Exercise price: The exercise price represents the amount payable by the option holder to exercise the Class B Options.

Key assumptions for the class B options were as follows for the years ended December 31:

Assumption	2025
Expected volatility	65%
Dividend yield	0%
Risk-free interest rate	3.7%
Expected term (years)	4.2 years

12.	Income Taxes

The components of income before taxes are as follows for the years ended December 31:

(in thousands)	2025	2024
Loss before income taxes
United States	$(47,660)	$(35,368)
Foreign	15,500	19,945
Loss before income taxes	$(32,160)	$(15,423)

Income tax expense is comprised of the following for the years ended December 31:

(in thousands)	2025	2024
Current:
Federal	$835	$43
State and local	95	5
Foreign	1,900	2,343
Total current income tax expense	2,830	2,391
Deferred:
Federal	(2,866)	(1,892)
State and local	457	(816)
Foreign	516	(101)
Total deferred income tax benefit	(1,893)	(2,809)
Total income tax expense (benefit), net	$937	$(418)

The provision for income tax using statutory U.S. federal tax rate of 21% is reconciled to the Company’s effective tax rate as follows, pursuant to the disclosure requirements of ASU 2023-09 for the year ended:

(in thousands)	December 31, 2025
U.S. federal statutory tax rate	$(6,354)	21.0%
State and local income taxes, net of federal tax effect[1]	436	(1.4)%
Foreign tax effects
Israel
Statutory tax rate difference between Israel and United States	(797)	2.6%
Preferred tax benefit regimes	3,891	(12.9)%
Withholding taxes	224	(0.7)%
Share based compensation	1,390	(4.6%)
Currency gain/loss	(778)	2.6%
Nontaxable or Nondeductible Items	284
Other	79	(0.3)%
Other foreign tax effects	46	(0.2)%
Tax credits
Foreign tax credits	(1,263)	4.2%
Effect of cross-border tax laws
Global Intangible Low-Taxed Income (“GILTI”)	7,881	(26.0)%
Nontaxable or nondeductible items
Earnout liability	(6,573)	21.7%
Transaction costs	(788)	2.6%
Other	133	(0.4)%
Changes in valuation allowances	2,963	(9.8)%
Other
Other, net	163	(1.5)%
	$937	(3.2)%

[1]	State taxes in Virginia for 2025 made up the majority (greater than 50%) of the tax effect in this category.

The provision for income tax using statutory U.S. federal tax rate of 21.0% is reconciled to the Company’s effective tax rate as follows for the years ended December 31, 2024:

(in thousands)
Income tax benefit at statutory rate	21%
State and local income taxes, net of federal tax effect	4%
Statutory tax rate difference	(2)%
Preferred tax benefit regimes	12%
Withholding taxes	(5)%
GILTI	(9)%
Transaction costs	(19)%
Effective income tax rate	2%

Temporary differences and carryforwards that gave rise to significant portions of deferred taxes were as follows as of December 31:

(in thousands)	2025	2024
Deferred tax assets
Accrued paid-time off	$682	$479
Leases	2,161	2,263
Depreciation	–	63
Research and experimental expenditures	–	540
Business interest expense limitation	5,866	658
Equity compensation	–	–
Federal net operating loss	210	5,452
State net operating loss	1,074	1,433
Other	158	–
	10,151	10,888
Valuation allowance	(4,298)	–
Total deferred tax assets	$5,853	$10,888
Deferred tax liabilities
Intangible assets	(54,890)	(62,349)
Withholding taxes	(2,372)	(2,148)
Depreciation	(112)	–
Right-of-use lease assets	(2,026)	(2,224)
Total deferred tax liabilities	(59,400)	(66,721)
Net deferred tax liability	$(53,547)	$(55,833)

The Company has provided foreign withholding taxes on the undistributed earnings of its foreign subsidiary as of December 31, 2025 and 2024 because it does not intend to reinvest such earnings outside of the U.S. permanently.

The Company has generated net operating loss carryforwards for tax purposes of approximately $4.8 million pre-tax as of the year ended December 31, 2025 and $26.0 million pre-tax as of the year ended December 31, 2024 at the U.S. Federal level and $20.8 million pre-tax as of the year ended December 31, 2025 and $29.3 million pre-tax as of the year ended December 31, 2024 at the State level, which can be carried forward to offset future taxable income. The U.S. Federal net operating loss carryover does not expire. The State net operating loss carryover contains $20.7 million which does not expire and $34 thousand which expire in 2044 if not utilized.

Management assesses the available positive and negative evidence to estimate the future realization of deferred tax assets. On the basis of this evaluation, as of December 31, 2025, a valuation allowance of ($4.3) million has been recorded to recognize only the portion of the deferred tax asset that is more likely than not to be realized. The valuation allowance recorded is primarily related to U.S. federal deferred tax assets that are not expected to be realized. The amount of the deferred tax asset considered realizable, however, could be adjusted if additional objectively verifiable positive evidence materializes in future reporting periods, such as a demonstrated operating profitability.

The following table presents a summary of the valuation allowance roll forward:

		Charged to income tax expense
(in thousands)	Beginning of Period	Additions	Deductions	End of Period
Year ended December 31, 2024
Deducted from asset accounts:
Valuation allowance on deferred tax assets
Total	–	–	–	–
Year ended December 31, 2025
Deducted from asset accounts:
Valuation allowance on deferred tax assets		4,298		4,298
Total	–	4,298	–	4,298

Income taxes paid (net of refunds) exceeded 5 percent of total income taxes paid (net of refunds) in the following jurisdictions for the years ended December 31:

(in thousands)	2025	2024
U.S. Federal	$1,404	$–
U.S. State and Local
Other	8	1
Foreign
Israel	3,431	43
Total	$4,843	$44

On July 4, 2025, the One Big Beautiful Bill Act (“OBBBA”) was enacted in the United States. The OBBBA includes significant provisions, such as the permanent extension of certain expiring provisions of the United States Tax Cuts and Jobs Act and amends other provisions of the Internal Revenue Code. The legislation has multiple effective dates, with certain provisions effective in 2025 and others through 2027. The OBBBA did not have a material impact on the Company’s consolidated financial statements.

The Company accounts for uncertainty in income taxes in accordance with Accounting Standards Codification 740-10. The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained upon examination by taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. The Company did not have unrecognized tax benefits as of December 31, 2025 and 2024.

The Company files tax returns in U.S. federal and state jurisdictions. The Company is no longer subject to U.S. federal examinations by the Internal Revenue Service for years before 2021 and is no longer subject to examinations by state authorities before 2020. The Company is no longer subject to Israel or Germany examinations before 2020.

13.	Revenue

The Company generates revenue from the sale of product licenses, maintenance & support services and consulting services. Revenue is originated in the United States for REDLattice and in Israel for Paragon.

The following table presents revenue disaggregated by timing of revenue recognition for the years ended December 31:

(in thousands)	2025	2024
Revenue recognized over time	$97,545	$26,293
Revenue recognized at a point in time	148,733	35,991
Total	$246,278	$62,284

Concentration

The Company’s customers are primarily comprised of governmental entities. For the purposes of assessing concentration risk, the Company considers each entity and agency to be discrete customers. One customer represented 14% of revenue for the year ended December 31, 2025, which was attributable to the Paragon segment. Three customers represented 16%, 15% and 15% of revenue for the year ended December 31, 2024, of which the customers representing 16% and 15% were attributable to the REDLattice segment and the remaining customer representing 15% was attributable to the Paragon segment. Four customers represented 27%, 20%, 15%, and 14% of accounts receivables as of December 31, 2025. Two customers represented 32% and 19% of accounts receivable as of December 31, 2024.

The contract assets as of December 31, 2025 are associated with one customer. There were no contract assets as of December 31, 2024.

Contract Assets and Contract Liabilities

Contract assets are the rights to consideration in exchange for goods or services that the Company has transferred to a customer when that right is conditional on something other than the passage of time. Contract assets were $15.3 million as of December 31, 2025. Contract assets were not present as of December 31, 2024. Contract assets are classified as current due to the short time period between recognition and collection and are recorded separately in the Consolidated Balance Sheets. The changes in contract assets are primarily due to timing differences between the Company’s performance of services or a sale of licenses and the related right for consideration to become unconditional (i.e., timing of contract assets being reclassified to a receivable).

Contract liabilities are recorded for any services billed to customers and not yet recognizable if the contract period has commenced or for the amount collected from customers in advance of the contract period commencing. Contract liabilities are classified as current and noncurrent and are presented as Deferred revenue in the Consolidated Balance Sheets.

Deferred revenue consisted of the following as of December 31:

(in thousands)	2025	2024
Deferred revenue - beginning of the year	$19,525	$1,398
Additions (advance received)	21,986	12,374
Acquired deferred revenue (Paragon acquisition - Note 3)	-	12,704
Revenue recognized	(18,130)	(6,951)
Deferred revenue - end of the year	23,381	19,525
Less: Deferred revenue, current	(23,292)	(18,788)
Deferred revenue, noncurrent	$89	$737

Deferred revenue during the years ended December 31, 2025 and 2024 mainly changed due to (1) the acquisition of Paragon (Note 3) and (2) revenue recognized in the period from amounts included in contracts liability as of January 1, 2025 or 2024. Deferred revenue is primarily maintenance revenue paid up front which is recognized over the contract term.

Remaining Performance Obligations

The Company’s remaining performance obligations are comprised of product and services revenue not yet delivered. As of December 31, 2025, the aggregate amount of the transaction price allocated to remaining performance obligations was $137.9 million. The Company expects to recognize $62.6 million and $36.2 million over months 13-24, and the remainder over the four years thereafter.

Accounts Receivable

Accounts receivable consisted of the following as of December 31:

(in thousands)	2025	2024
Billed receivables	$19,397	$27,220
Unbilled receivables	53,234	30,466
Total	$72,631	$57,686

The Company’s accounts receivables do not bear interest, and they are recorded at the invoiced amount less an allowance for any potentially uncollectable accounts under the CECL model. As of December 31, 2025 and 2024, there was no allowance for credit losses.

The Company’s unbilled receivables against revenues recognized prior to receipt of payment, and these amounts are generally billed and collected within one year. Unbilled receivables are classified as current due to the short time period between recognition and collection and are included in Accounts receivable in the Consolidated Balance Sheets.

Contract costs

The Company pays bonuses to business development personnel and fees to third-party in-country representatives; however, these costs are expensed because they are not directly attributable to obtaining specific individual customer contracts.

The Company defers costs to fulfill its contractual obligations if those costs meet all of the following criteria: (i) the costs relate directly to the contract, (ii) the costs generate or enhance resources of the Company that will be used in satisfying performance obligations in the future, and (iii) the costs are expected to be recovered. The Company did not defer any material costs as of December 31, 2025, and 2024.

Loss Contracts

The Company evaluates its contracts for expected losses and recognizes such losses when they are probable and estimable. No material losses on contracts were identified for the periods presented.

14.	Loss per Unit

The computation of loss per unit and weighted-average units outstanding for the periods presented is as follows. The Company applies the two-class method for computing and presenting loss per unit, which allocates current period net loss between common units and participating securities based on dividends declared and participation rights in undistributed earnings or losses.

The Company has issued Class A, Class S, Class B and Redeemable Preferred Units, as described in Notes 10-11. The Class A and Class S Units of the Company have the same economic rights, participate in losses of the Company, and are the Company’s most subordinated equity. As the economic rights between the two units are identical, the presentation of net income (loss) per unit is shown on a combined basis.

The Class B and Redeemable Preferred Units of the Company are considered participating securities. Under the two-class method, net losses are not allocated to the Class B and Redeemable Preferred Units as the holders of these units do not have a contractual obligation to share in the Company’s losses.

Basic net loss per unit is computed by dividing net loss allocated to Class A and Class S Units by the weighted-average units outstanding during the period. Further, for the Company’s Redeemable Preferred Units, consistent with ASC 480-10-S99-3A(20), any adjustment to the maximum redemption amount as of each balance sheet date is treated in the same manner as dividends when calculating income available to common unitholders (i.e., increase or decrease the loss per unit numerator). Diluted net loss per unit reflects the potential dilution that would occur if securities or other contracts to issue common units were exercised or converted into common units.

For the years ended December 31, 2025 and 2024, the Company was in a net loss position. Accordingly, all potentially dilutive securities, including warrants, Redeemable Preferred Units, Class B Units, options, and earnout-related units, were excluded from the computation of diluted net loss per unit as their inclusion would have been anti-dilutive. Therefore, basic and diluted net loss per unit are the same for all periods presented.

The following table sets forth the computation of the Company’s basic and diluted net loss per unit for the years ended December 31:

(in thousands except unit and per unit data)	2025	2024
Numerator (basic and diluted):
Net loss	$(33,097)	$(15,005)
Accretion of Redeemable Preferred Units	-	(134,864)
Net loss per unit	(33,097)	(149,869)

Denominator (basic and diluted):
Total weighted average units outstanding - Basic and diluted	157,456,474	85,499,732

Loss per unit:
Basic and diluted EPU - Common Units	$(0.21)	$(1.75)

For the years ended December 31, 2025 and 2024, 439 million and 413 million units, respectively, were excluded from the calculation of diluted weighted average units outstanding as the inclusion of these units would have an anti-dilutive effect. The antidilutive units noted relate to the potentially dilutive securities above.

15.	Commitments and Contingencies

The Company is subject to litigation and claims arising from time to time in the ordinary course of business. These matters may include, among others, commercial disputes, intellectual property matters, employment-related claims, and regulatory inquiries. The Company reviews the status of each matter and assesses its potential financial exposure. The Company will accrue a liability for such matters when it is probable that liability has been incurred, and the amount can be reasonably estimated. Legal costs associated with such matters are expensed as incurred. When only a range of possible loss can be established, the most probable amount in the range is accrued. If no amount within the range is a better estimate than any other amount within the range, the minimum amount in the range is accrued.

Although legal proceedings are inherently unpredictable, the Company believes that it has valid defenses with respect to any matters currently pending against the Company and intends to defend itself vigorously. The outcome of these matters, individually and in aggregate, is not expected to have a material impact on the Company’s consolidated financial statements.

As of December 31, 2025 and 2024, the Company has recorded no accruals related to legal contingencies.

The Earnout Obligation will be paid out in cash, equity, or a combination of the two. Refer to Note 2 and Note 3.

The Company’s commitments related to operating leases are disclosed in Note 7.

As of December 31, 2025, the Company has bank guarantees in the amount of $0.8 million which are mainly issued for securing lease payments.

Government Business

The Company provides products and services to agencies of governments and, accordingly, is subject to various risks associated with government contracting, including changes in funding, contract modifications or terminations, and compliance with applicable procurement laws and regulations. Such contracts may be subject to audits, investigations, and reviews by governmental authorities.

From time to time, the Company may be involved in claims, disputes, or legal proceedings arising in the ordinary course of business, including matters related to its government contracts. The Company is unable to predict the outcome of such matters or estimate the range of potential loss, if any. Management continues to evaluate these matters and will update disclosures, as appropriate.

16.	Segment Information

The company operates through two reportable segments: REDLattice and Paragon, which reflect the manner in which the Company’s Chief Operating Decision Maker (“CODM”), the Chief Executive Officer, evaluates performance and allocates resources.

REDLattice represents the Company’s legacy U.S. based operations and derives revenue from the sale of cybersecurity products, licenses, maintenance and support services, and consulting services. Paragon represents the Company’s international operations acquired in December 2024 and derives revenue from the development and sale of cyber intelligence platform solutions to governmental customers.

The CODM evaluates the performance of the Company’s reportable segments based on segment gross profit, which is defined as segment revenue less cost of revenue, excluding related depreciation and amortization expense. The CODM uses segment gross profit to assess each segment’s operating performance by comparing actual results to budgeted and forecasted results and evaluating period-over-period changes in revenue and cost of revenue. The CODM considers these results in identifying operating trends and assessing whether each segment is achieving its financial and operational objectives. The CODM uses budgeted segment gross profit versus actual results, as well as periodic forecasting analyses, in assessing the performance of the segments and making decisions regarding the allocation of personnel, financial, and other operating resources between the REDLattice and Paragon segments. The CODM does not receive or review asset information by segment.

The following tables present revenue and cost of revenue, excluding related depreciation and amortization expense, by segment for the years ended December 31, 2025, and 2024.

(in thousands)	For the year ended December 31, 2025
	REDLattice	Paragon
Product	$32,568	$115,527
Maintenance	1,493	52,785
Services	23,555	20,350
Total revenue	$57,616	$188,662

Product and maintenance cost (exclusive of depreciation and amortization)	(14,295)	(22,533)
Services cost (exclusive of depreciation and amortization)	(13,252)	-
Cost of revenue (exclusive of depreciation and amortization)	$(27,547)	(22,533)
Segment gross profit	$30,069	$166,129

(in thousands)	For the year ended December 31, 2024
	REDLattice	Paragon
Product	$10,493	$25,498
Maintenance	-	2,087
Services	23,850	356
Total revenue	$34,343	$27,941

Product and maintenance cost (exclusive of depreciation and amortization)	(3,086)	(1,075)
Services cost (exclusive of depreciation and amortization)	(16,716)	(598)
Cost of revenue (exclusive of depreciation and amortization)	$(19,802)	(1,673)
Segment gross profit	$14,541	$26,268

The following table reconciles segment gross profit to loss before income tax expense (benefit) for the years ended December 31:

(in thousands)	2025	2024
Segment gross profit	$196,198	$40,809
Selling, general and administrative	(76,491)	(14,302)
Related party expenses	(2,299)	(760)
Research and development	(82,916)	(3,455)
Depreciation and Amortization	(63,732)	(6,182)
Change in earnout obligation fair value	31,300	-
Transaction costs	-	(13,696)
Transaction costs, related party	-	(15,000)
Other expense, net	(135)	-
Foreign currency loss (gain), net	(3,415)	(377)
Change in warrant liability fair value	(1,350)	-
Interest expense	(29,320)	(2,460)
Loss before income tax expense (benefit)	$(32,160)	$(15,423)

Geographical information

Revenue is attributed to geographic areas based on where the entity which generated the revenue is domiciled. The following table presents the country where the entity that generated the revenue is domiciled for the years ended December 31:

(in thousands)	2025	2024
United States	$57,616	$34,343
Israel	188,662	27,941
Total Revenue	$246,278	$62,284

The following table presents long-lived assets for the years presented, based on geographical areas which consist of property and equipment, net and operating lease right-of-use assets for the years ended December 31:

(in thousands)	2025	2024
United States	$4,701	$5,567
Israel	25,834	20,411
Total long-lived assets	$30,535	$25,978

17.	Benefit Plan

The Company has a 401(k) plan covering substantially all full-time employees in the United States who have completed required minimum lengths of service and are at least twenty-one years of age. Participants may make voluntary contributions up to the maximum amount allowable by law. The Company contributes on a discretionary and nondiscretionary basis with such contributions vesting over varying lengths of time. Matching contributions for the years ended December 31, 2025 and 2024 were $1.6 million and $1.3 million, respectively, and are included in Selling, general and administrative in the Consolidated Statements of Operations.

Pursuant to Section 14 of Israel’s Severance Compensation Law, 1963 (“Section 14”), all of the Company’s Israeli employees are included under Section 14 and entitled only to monthly deposits, at a rate of 8.33% of their monthly salary, made in their name with insurance companies. Payments in accordance with Section 14 release the Company from any future severance payments in respect of those employees. As a result, the related obligation and amounts deposited on behalf of such obligation are not stated on the Consolidated Balance Sheets as the Company is legally released from severance obligation to employees once the amounts have been deposited and the Company has no further legal ownership on the amounts deposited. For the years ended December 31, 2025 and 2024, Section 14 expense amounted to $5.6 million and $0.2 million, respectively, and are included in Selling, general and administrative in the Consolidated Statements of Operations.

Additionally, the Company’s Israeli employees participate in pension plans administered by third-party insurance companies and pension fund providers selected by the employees. The Company’s obligation is limited to making the required contributions under Israeli law, and the Company does not administer or manage the pension plans. Once the required contributions are deposited with the pension provider of the employee’s choice, the Company has no further funding obligation with respect to the pension plans. As such, these pension arrangements are accounted for as defined contribution plans. For the years ended December 31, 2025 and 2024, pension contribution expenses amounted to $4.4 million and $0.2 million, respectively, and are included in Selling, general and administrative, in the Consolidated Statements of Operations.

18.	Related Party Transactions

The Company engages in transactions with related parties, including AE and board member of the Company as follows:

Related party expenses

In connection with the acquisition of Paragon in 2024 (Note 3), the Company paid AE $15.0 million in transaction costs.

The following table sets forth a summary of transactions and balances with AE as of December 31:

(in thousands)	2025	2024
Expense reimbursements	$131	$160
Transaction costs	-	15,000
Management fees	2,168	600
Total	$2,299	$15,760

Related party lease

The Company leased two office spaces from a board member with lease term expiring in December 2025 and March 2026. Refer to Note 19 for subsequent events related to this lease. The Company recognized $0.3 million and $0.3 million in lease expense for the years ended December 31, 2025 and 2024, respectively.

Related party payable

The following table presents a reconciliation of the Company’s related party payable balance for the year ended December 31, 2025:

(in thousands)	Related party payable
Outstanding as at December 31, 2023	$-
Management fees and related party expenses incurred	760
Management fees and related party expenses paid during the year	(760)
Jefferies fee	7,606
Outstanding as at December 31, 2024	$7,606
Management fees and related party expenses incurred	2,299
Management fees and related party expenses paid	(444)
Jefferies fee paid	(7,606)
Outstanding as December 31, 2025	$1,855

Related party note payable

As part of the Company’s acquisition of REDLattice on January 25, 2023, the Company issued a note payable to the seller, and a current board member of the Company, for $17.5 million (“Related Party Note Payable”). The Related Party Note Payable was to become due as a lump sum payment on the loan’s maturity date of January 25, 2028, with interest paid quarterly at an annual rate of 6.50%. During 2024 the Company fully paid off the Related Party Note Payable.

Total interest expense for the Note Payable for the years ended December 31, 2025, and 2024 was $0 and $1.1 million, respectively.

Related party promissory note

On June 16, 2025, the Company issued a $6.0 million promissory note with AE (the “June 2025 Note”). The June 2025 Note had a term of one year with a June 15, 2026 maturity date and carried an interest rate of 15.0% per annum. Interest was due and payable in arrears on an annual basis.

In addition, on October 1, 2025, the Company issued a $6.0 million promissory note with AE (the “October 2025 Note”, together with the June 2025 Note, “AE Notes”). The October 2025 Note was payable on demand and carried an interest at 15.0% per annum.

Total interest expense recognized on the AE Notes during the year ended December 31, 2025 was approximately $0.4 million.

On October 30, 2025, the Company drew the total outstanding obligation of the AE Notes under the Goldman Sachs Credit Agreement to settle the balance of the AE Notes. As the Goldman Sachs Credit Agreement is a revolving facility with a different lender, the Company accounted for the transaction as a debt extinguishment. Accordingly, the AE Notes were derecognized and the borrowings under the Goldman Sachs Credit Agreement were recognized as incremental debt under the Goldman Sachs Credit Agreement as of October 30, 2025.

The Company determined that the reacquisition price of the new debt approximated the net carrying amount of the AE Notes immediately prior to the exchange. As a result, no gain or loss was recognized upon extinguishment.

The Company’s debt agreement with Goldman Sachs (Note 9) includes a guarantee provided by AE.

19.	Subsequent Events

In preparing these consolidated financial statements, the Company evaluated events and transactions for potential recognition or disclosure through September [X], 2026, the date on which the consolidated financial statements were available to be issued.

Leases

In January 2026, the Company entered into an additional lease for certain office space from a board member of the Company which expires in March 2036. Total future minimum lease payments related to the lease are $3.7 million.

Amendments to the Credit Facility

On April 14, 2026, the Company entered into Amendment No. 4 to the Credit Facility (Note 9). Amendment No. 4 provided the Company with a waiver of the financial covenant under the Credit Facility. Among other matters, Amendment No. 4 waived certain specified events of default related to the Company’s compliance with certain financial covenants and related notice requirements for the fiscal quarter ended March 31, 2026.

Amendment No. 4 also established certain milestones related to a potential deSPAC transaction and related private investment in public equity (“PIPE”) financing. The milestones include requirements related to the execution of transaction and financing arrangements and the consummation of the deSPAC transaction and PIPE financing by December 31, 2026. Failure to satisfy an applicable milestone, following a 14-day grace period and unless otherwise extended by the Collateral Agent, may result in an event of default under the Credit Facility.

[As of the date the consolidated financial statements were available to be issued, the Company [had satisfied all applicable milestones / had obtained extensions of the applicable milestones / was in compliance with the applicable requirements].

Issuance of Class B Options

On April 24, 2026, the Company granted 1,648,616 Class B Options under the 2025 Interest Option Plan, with an exercise price of $0.25 per unit.

Draws and repayment under the Goldman Credit Agreement

The Company drew $18.3 million, $9.0 million, and $23.0 million on March 4, 2026, March 31, 2026, and April 17, 2026, respectively, under the Goldman Credit Agreement. The Company repaid $3.2 million and $60.8 million, including accrued interest, on May 7, 2026 and June 26, 2026, respectively. Following the repayment, the Company drew $19.7 million under the Goldman Credit Agreement and as of June 30, 2026, the outstanding balance was $20.0 million.

Issuance of Class V Units

In May and June 2026, the Company issued 32,002,817 Class V Units to certain investors for aggregate cash proceeds of $64 million, of which $60.8 million was used to repay the outstanding balance under the Goldman Credit Agreement on June 26, 2026.

The Class V Units represent a preferred equity interest that accrues a 12% annual yield and has a distribution preference designed to provide holders with a minimum 1.5x multiple on invested capital before distributions are made to other equity classes, except for Class P Units. Upon the occurrence of a qualified initial public offering or qualifying equity financing, the Class V Units automatically convert into Class A Units at a valuation-based conversion discount. In addition, upon a sale of the Company, holders are entitled to receive the greater of (i) the amount payable pursuant to the Class V distribution waterfall or (ii) the amount they would receive on an as-converted basis. The Class V Units do not provide governance or voting rights.

Business Combination Agreement

On [Date of Execution], 2026, the Company entered into a business combination agreement with Bold Eagle Acquisition Corp. (“BEAC”) and BEAC Merger Sub, LLC (“Merger Sub”) (the “Agreement”). Pursuant to the Agreement, BEAC will domesticate as a Delaware corporation and Merger Sub will merge with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of the post-combination publicly traded company (the “Merger”). The Agreement contemplates an enterprise value of the Company to be approximately $2.0 billion, subject to adjustments for closing indebtedness and other customary items. In connection with the Merger, BEAC has entered into subscription agreements with certain investors to provide additional financing through a PIPE.